Exhibit 99.1
[Goldman Sachs Letterhead]
April 2, 2007
Board of Directors
The Bank of New York Company, Inc.
One Wall Street
New York, NY 10286

Re:	Amendment No. 1 to the Registration Statement on Form S-4 of The Bank of New York Mellon Corporation, filed on April 2, 2007 (File No. 333-140863)
Ladies and Gentlemen:
Reference is made to our opinion letter, dated December 3, 2006, with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $7.50 per share, of The Bank of New York Company, Inc. (the “Company”) of the Exchange Ratio (as defined in the opinion letter) pursuant to the Agreement and Plan of Merger, dated December 3, 2006, between Mellon Financial Corporation and the Company.
The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement, as amended.
In that regard, we hereby consent to the reference to our opinion under the captions “Summary—Opinion of Bank of New York’s Financial Advisor,” “The Transaction—Background of the Transaction,” “The Transaction—Bank of New York’s Reasons for the Transaction; Recommendation of Bank of New York’s Board of Directors,” and “Opinions of Financial Advisors—Opinion of Bank of New York’s Financial Advisor” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we

Board of Directors
The Bank of New York Company, Inc.
April 2, 2007
Page Two
come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)